EXHIBIT 10.1

THE CLOROX COMPANY

SECOND AMENDED AND RESTATED

EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

EFFECTIVE FEBRUARY 11, 2020

THIS EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN (the “Plan”) was originally adopted and approved by the Management Development and Compensation Committee (the “Committee”) of the Board of Directors (“Board”) of THE CLOROX COMPANY, a Delaware corporation (the “Company”), on December 17, 2010 and became effective immediately upon such adoption. It was subsequently amended and restated on November 20, 2014 and is hereby amended and restated for the second time on February 11, 2020 as set forth herein.

The purpose of the Plan is to provide for the payment of severance benefits to certain eligible executives of the Company in the event their employment with the Company terminates involuntarily, as described in further detail in the Plan, and to assure that the Company will have the continued dedication of the Executives (as defined below), notwithstanding the possibility, threat or occurrence of a Change in Control (as defined in Section 2 below) of the Company. The Company believes it is an important corporate goal and in the interests of the Company’s stockholders to diminish the inevitable distraction of the Executives by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Executives’ full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide the Executives with compensation and benefits arrangements upon a Change in Control which are competitive with those of other corporations.

1. Eligibility and Term.

(a) Each member of the Company’s Executive Committee and each other executive of the Company who is selected by the Committee shall be covered by the Plan (each executive so covered, an “Executive”) until either (i) the time that he or she is no longer an employee of the Company or (ii) the first to occur of the following: (A) the first anniversary of the date that the Plan is amended or otherwise altered to terminate such person’s coverage or (B) the first anniversary of the date that the Committee acts to end his or her coverage under the Plan without amendment or other alteration of the Plan (provided, however, that no such action to end coverage may be taken during the Severance Protection Period (including for this purpose a pre-Change in Control period that would be deemed to be part of the Severance Protection Period under the definition thereof were the applicable Executive’s employment terminated without Cause during such period)). Any Executive whose participation is terminated by amendment or alteration of the Plan or action of the Committee shall be notified promptly in accordance with Section 14(b).

(b) The Plan became effective immediately upon its adoption by the Committee on December 17, 2010 (the “Effective Date”). After the Effective Date, the Plan may be amended, modified, suspended or terminated at any time by the Committee; provided, however, that no such action that may adversely affect the rights of an Executive shall become effective for one year following the date of such action; and, provided, further, that no such action that may adversely affect the rights of an Executive may be taken during the Severance Protection Period (including for this purpose a pre-Change in Control period that would be deemed to be part of the Severance Protection Period under the definition thereof were the Executive’s employment terminated without Cause during such period). Any Executive whose rights hereunder are adversely affected shall be notified promptly in accordance with Section 14(b) following the date of such action. With respect to any given Executive, the terms of the Plan, together with any actions taken after the Effective Date by the Committee that are effective with respect to that Executive, shall remain in effect until either (i) the time that the Executive is no longer employed by the Company, if a Severance Protection Period has not commenced for that Executive in the interim, or (ii) if a Severance Protection Period has commenced at or before the time that the Executive is no longer employed by the Company, the date as of which all of the duties and obligations of the parties have been satisfied under the Plan.

2. Change in Control. For the purpose of the Plan, a “Change in Control” shall mean:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% of either the total fair market value (the “Outstanding Company Common Stock”) or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, including any acquisition which by reducing the number of shares outstanding, is the sole cause for increasing the percentage of shares beneficially owned by any such Person to more than the applicable percentage set forth above, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or

(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason within any period of 12 months to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation by the Company of (i) a reorganization, merger, consolidation or similar transaction involving another business, (ii) sale or other disposition of all or substantially all of the assets of the Company, or (iii) the acquisition of the securities or assets of another business (a “Business Combination”), in each case, unless, following such Business Combination, (i) more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the controlling parent entity resulting from such Business Combination (including without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) is represented by Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Outstanding Company Common Stock and Outstanding Company Voting Securities were converted pursuant to such Business Combination) and such ownership of common stock and voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors (or similar governing body) of the controlling parent entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

Notwithstanding any other provision in this Section 2, any transaction defined in Section 2(a) through (c) above that does not constitute a "change in the ownership or effective control" of the Company, or "change in the ownership of a substantial portion of the assets" of the Company within the meaning of Treasury Regulations Sections 1.409A-3(a)(5) and 1.409A-3(i)(5) shall not be treated as a Change in Control.

3. Entitlement to Benefits Upon Termination of Employment.

(a) Events Entitling an Executive to Benefits under the Plan. In the event that an Executive’s employment is terminated by the Company without Cause during the Severance Protection Period or the Executive resigns for a Good Reason during the Severance Protection Period, then the Executive shall be entitled to receive the benefits set forth in Section 4 below, subject to the satisfaction of any requirements set forth in Section 4(c) of the Plan.

(b) Events Not Entitling an Executive to Benefits under the Plan. Under all other circumstances not described in Section 3(a) above, including the termination of an Executive’s employment with the Company on account of death, Disability, or an Executive’s resignation not for a Good Reason, or the termination of an Executive’s employment, whether initiated by the Company, Executive or otherwise, that does not occur within the Severance Protection Period, the applicable Executive shall not be entitled to receive any benefits under the Plan. For the avoidance of doubt, any termination of an Executive’s employment by the Company on account of a physical or mental impairment of the Executive’s faculties that does not constitute a Disability shall be treated for purposes of the Plan as a termination without Cause by the Company and the applicable Executive shall be entitled to receive benefits under the Plan if such a termination occurs during the Severance Protection Period. Furthermore, nothing in the Plan shall be treated as a waiver by an Executive of amounts otherwise due and owing to such Executive in the event that such Executive is not entitled to the receipt of benefits under the Plan (e.g., the receipt of accrued but unused vacation in accordance with the Company’s policy and applicable law).

(c) Notice of Termination.

(i) Any termination by the Company for Cause shall be communicated by Notice of Termination for Cause to the applicable Executive given in accordance with Sections 13(b) and 14(b) of the Plan.

(ii) Any termination by an Executive for Good Reason shall be communicated by Notice of Termination for Good Reason to the Company within a period not to exceed 90 days of such Executive’s knowledge of the condition and given in accordance with Section 14(b) of the Plan. For purposes of the Plan, a “Notice of Termination for Good Reason” means a written notice which (X) indicates the specific termination provision in the Plan relied upon, (Y) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (Z) the Executive's intended Date of Termination if the Company does not cure the issue (which date shall be not less than 30 days after the giving of such notice). After receipt by the Company of the Notice of Termination for Good Reason, the Company shall have 30 days during which it may remedy the condition and thereby cure the event or circumstance constituting “Good Reason”.

4. Change in Control Severance Benefits.

In the event that an Executive’s employment is terminated by the Company without Cause or an Executive resigns for a Good Reason, and either such event occurs during the Severance Protection Period, the following provisions shall apply:

(a) The Company shall provide the following benefits to the applicable Executive:

(i) A lump sum cash payment no later than 60 days after the Date of Termination equal to the aggregate of the following amounts:

(A) the sum of (1) the applicable Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) any accrued but unused vacation pay, and (3) reimbursement of any unpaid business expenses incurred by such Executive in accordance with the Company’s policy on business expense reimbursement;

(B) an amount equal to the following:

Target Bonus	X	# of days in the current fiscal year through the Date of Termination
365

provided, however, that if the applicable Executive meets retirement eligibility on the Date of Termination and thus is eligible to receive a retirement bonus in accordance with the terms of the Company's annual cash incentive bonus plan under which the Executive is then participating, the Company shall pay such retirement bonus or pay the amount calculated in accordance with this Section 4(a)(i)(B), whichever is greater, but it shall not be obligated to pay both; and

(C) an amount equal to two times (or three times, in the case of the Chief Executive Officer) the sum of the applicable Executive’s (1) Annual Base Salary and (2) Target Bonus; and

(D) an amount equal to the employer contributions that would have been made to the applicable Executive’s accounts under the Company’s qualified retirement and profit-sharing plans (the “Retirement Plans”) and under any excess or supplemental retirement and profit-sharing plans in which the applicable Executive participates (collectively, the “Nonqualified Plans”) had the Executive’s employment continued for an additional two years (the “Separation Period”), assuming (to the extent relevant) that the Executive’s compensation during the Separation Period would have been equal to the Executive’s compensation as in effect immediately prior to the Date of Termination (disregarding any decrease in compensation that resulted in the delivery by the Executive to the Company of a Notice of Termination for Good Reason), and that employer contributions to the Executive’s accounts in the Retirement Plans and the Nonqualified Plans during the Separation Period would have been equal to the average of such contributions for the three years immediately preceding the Date of Termination or, if higher, the three years immediately preceding the Effective Date; and

(E) an amount equal to the product of (1) 24 (36, in the case of the Chief Executive Officer) multiplied by (2) the excess of (x) the monthly cost of health benefits of the type applicable to the Executive (including the Executive’s covered dependents) under the Consolidated Omnibus Budget Reconciliation Act of 1985 as of immediately prior to the Date of Termination over (y) the portion of the monthly premium for such coverage that would be paid by an active employee (determined as of immediately prior to the Date of Termination;

(ii) for purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies of the Company, the Executive shall be considered to have remained employed for an additional two years (or three years, in the case of the Chief Executive Officer) following the Date of Termination and to have retired on the last day of such period;

(iii) any unvested account balances of the applicable Executive under the Company’s defined contribution Retirement Plans and Nonqualified Plans shall vest as of the Date of Termination; and

(iv) if the Executive were entitled to receive financial planning and/or tax return preparation benefits immediately before the Date of Termination, the Company shall continue to provide the Executive with such financial planning and/or tax return preparation benefits with respect to the calendar year in which the Date of Termination occurs (including without limitation the preparation of income tax returns for that year), on the same terms and conditions as were in effect immediately before the Date of Termination (disregarding for all purposes of this clause (iii) any reduction or elimination of such benefits that was the basis of a termination of employment by the Executive for Good Reason).

(b) Specified Employee. Notwithstanding the foregoing, if the applicable Executive is a Specified Employee (as defined in Section 1.409A-1(i) of the Treasury Department Regulations) on the Date of Termination and all payments subject to Section 409A of the Internal Revenue Code (the "Code") specified in Section 4(a) are not made by March 15 of the year immediately following the Date of Termination, the following shall apply: Such payments may be made to the extent that the amount does not exceed two times the lesser of (i) the sum of the Executive's annualized compensation based upon the annual rate of pay for services provided to the Company for the taxable year preceding the termination, or (ii) the maximum amount that may be taken into account pursuant to Section 401(a)(17) of the Code ($285,000 in 2020) for the year in which the Executive has terminated. Any amounts exceeding such limit, may not be made before the earlier of the date which is six (6) months after the Date of Termination or the date of death of the Executive. Furthermore, any payments postponed pursuant to this Section 4(b) shall be postponed until six months following the end of the consulting period so long as the Executive continues to work on a consulting basis for the Company following termination and such consulting requires the Executive to work more than 20% of his or her average hours worked during the 36 months preceding his or her termination. Any payments that were scheduled to be paid during the six month period following the Executive's Date of Termination, but which were delayed pursuant to this Section 4(b), shall be paid without interest on, or as soon as administratively practicable after, the first day following the six-month anniversary of the Executive's Date of Termination (or, if earlier, the date of Executive's death). Any payments that were originally scheduled to be paid following the six months after the Executive's Date of Termination, shall continue to be paid in accordance to their predetermined schedule.

(c) Release. The applicable Executive shall have 21 days following termination (or such longer period as may be required by law, but in no event greater than 50 days following termination) in which to execute a form of release of claims ("Release") in a form substantially equivalent to the attached Exhibit (which may be amended by the Company, from time to time, to conform to applicable law) and seven days in which to revoke the Release after its execution. If the Executive does not execute, or having executed, effectively revokes the Release, the Company will not be obligated to provide any benefits or payments of any kind to the Executive under the Plan.

5. Non-Exclusivity of Rights. Nothing in the Plan (i) shall prevent or limit an Executive’s continuing or future participation in any written plan, program or policy provided by the Company or any of its affiliated companies and for which the Executive may qualify by the express terms of such plan, program, or policy nor (ii) shall limit or otherwise affect such rights as the Executive may have under any written contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any such plan, program or policy, or any such contract or agreement, at or subsequent to the Date of Termination shall be payable in accordance with such plan, program or policy, or such contract or agreement, except as explicitly modified by the Plan. Notwithstanding the foregoing, if an Executive receives payments under Section 4, such Executive shall not be entitled to cash severance under any other severance plan or agreement with the Company and its affiliates.

6. Full Settlement. The Company’s obligation to make the payments provided for in the Plan to an Executive and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others (including, without limitation, any claim under Section 8). In no event shall an Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of the Plan and such amounts shall not be reduced whether or not the Executive obtains other employment.

7. Parachute Limitation.

(a) Notwithstanding any other provision of the Plan, in the event that any amount or benefit that may be paid or otherwise provided to or in respect of an Executive by or on behalf of the Company or any affiliate, whether pursuant to the Plan or otherwise (collectively, “Covered Payments”), is or may become subject to the tax imposed under Section 4999 of the Code (or any successor provision or any comparable provision of state, local or foreign law) (“Excise Tax”), then the portion of the Covered Payments that would be treated as “parachute payments” under Code Section 280G (“Covered Parachute Payments”) may be reduced so that the Covered Parachute Payments, in the aggregate, are reduced to the Safe Harbor Amount (as defined below). For purposes of the Plan, the term “Safe Harbor Amount” means that portion of the monetary value of the Covered Payments, whether either (i) provided to the applicable Executive in full, or (ii) provided to such Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts described in (i) or (ii), when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by such Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that some portion of such benefits may be taxable under the Excise Tax. In the event that it is determined that the amount of any Covered Payments will be reduced in accordance with this Section 7(a), the same independent tax professional experienced in the completion of the calculations described in this Section 7 (“Tax Professional”) making the determinations described in Section 7(b) below shall designate which of the Covered Payments shall be reduced and to what extent. In the event that it is determined that a reduction of the Covered Payments would not result in a greater after-tax amount of benefits under the Plan to the applicable Executive, then no reduction shall be made under this Section 7(a).

(b) The determination of (i) whether an event described in Section 280G(b)(2)(A)(i) of the Code has occurred, (ii) the value of any Covered Parachute Payments and the Safe Harbor Amount, (iii) whether any reduction in the Covered Payments is required under Section 7(a), and (iv) the amount of any such reduction, shall be made initially by the Tax Professional. The Tax Professional shall be selected by the applicable Executive, or if such Executive fails to select a Tax Professional within 30 days following the Date of Termination, by the Committee (as constituted prior to the occurrence of any Change in Control). For purposes of making the calculations required by this Section 7, the Tax Professional may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. To the extent requested by an Executive, the Company shall cooperate with such Executive in good faith in valuing, and the Tax Professional shall take into account the value of, services provided or to be provided by such Executive (including the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code. The Company and the applicable Executive shall furnish to the Tax Professional such information and documents as the Tax Professional may reasonably request in order to make a determination under this Section 7. The Company shall bear and be solely responsible for all costs the Tax Professional may reasonably incur in connection with any calculations contemplated by this Section 7.

(c) If, notwithstanding any reduction described in Section 7(a), the IRS determines that an Executive is liable for the Excise Tax as a result of the receipt of any Covered Payments, then the Executive shall be obligated to pay back to the Company, within 30 days after a final IRS determination or in the event that the Executive challenges the final IRS determination, a final judicial determination, a portion of the Payments equal to the “Repayment Amount.” The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Executive’s net after-tax proceeds with respect to the Covered Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such benefits) shall be maximized. The Repayment Amount shall be zero if a Repayment Amount of more than zero would not result in the Executive’s net after-tax proceeds with respect to the Covered Payments being maximized. If the Excise Tax is not eliminated pursuant to this Section 7(c), the Executive shall pay the Excise Tax.

(d) Notwithstanding any other provision of this Section 7, if (i) there is a reduction in the payments to an Executive as described in this Section 7, (ii) the IRS later determines that the Executive is liable for the Excise Tax, the payment of which would result in the maximization of the Executive’s net after-tax proceeds (calculated as if the Executive’s benefits had not previously been reduced), and (iii) the Executive pays the Excise Tax, then the Company shall pay to the Executive those payments which were reduced pursuant to this Section 7 as soon as administratively possible after the Executive pays the Excise Tax so that the Executive’s net after-tax proceeds with respect to the payment of the Covered Payments are maximized.

8. Post Termination Obligations.

(a) Proprietary Information Defined. “Proprietary Information” is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Company or any of its affiliated companies, or to their respective clients, consultants, or business associates, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in the applicable Executive’s possession or part of his or her general knowledge prior to his or her employment by the Company; or (iii) the information is disclosed to the applicable Executive without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from the Company.

(b) General Restrictions on Use of Proprietary Information. Each Executive covered by the Plan agrees to hold all Proprietary Information in strict confidence and trust for the sole benefit of the Company and not to, directly or indirectly, disclose, use, copy, publish, summarize, or remove from Company’s premises any Proprietary Information (or remove from the premises any other property of the Company), except (i) during his or her employment to the extent necessary to carry out the applicable Executive’s responsibilities under the Plan, (ii) after termination of his or her employment as specifically authorized in writing by the Board, and (iii) pursuant to a subpoena.

(c) Non-Solicitation and Non-Raiding. To forestall the disclosure or use of Proprietary Information in breach of Section 8(b), and in consideration of the Plan, each Executive covered by the Plan agrees that for a period of two years after termination of his or her employment, he or she shall not, for himself or any third party, directly or indirectly, use or disclose the trade secrets of the Company (or any of its affiliated companies) or other Proprietary Information to (i) divert or attempt to divert from the Company (or any of its affiliated companies) any business of any kind in which it is engaged, including, without limitation, the solicitation of its customers as to products which are directly competitive with products sold by the Company (or any of its affiliated companies) at the time of the Executive’s termination, or interference with any of its suppliers or customers, or (ii) solicit for employment any person employed by the Company, or by any of its affiliated companies, during the period of such person’s employment and for a period of one year after the termination of such person’s employment with the Company.

(d) Contacts with the Press. Following termination, each Executive covered by the Plan will continue to abide by the Company’s policy that prohibits discussing any aspect of Company business with representatives of the press without first obtaining the permission of the Company’s corporate communications group.

(e) Non-Disparagement. Each Executive covered by the Plan agrees that he or she will not do or say anything that could reasonably be expected to disparage or impact negatively the name or reputation in the marketplace of the Company, all affiliated companies, and each of their respective employees, officers, directors, stockholders, members, principals, contractors, representatives or agents, and each of their respective successors or assigns. Nothing herein shall preclude an Executive from complying with applicable disclosure requirements, responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that, to the extent permitted by law, the applicable Executive promptly informs the Company of any such obligation prior to participating in any such proceedings. The Company likewise agrees that it will not release any information or make any statements, and it shall instruct its officers, directors and other representatives who may reasonably be viewed as speaking on its behalf not to say anything that could reasonably be expected to disparage or impact negatively the name or reputation in the marketplace of an Executive. Nothing herein shall preclude the Company from complying with applicable disclosure requirements, responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that to the extent permitted by law, the Company will promptly inform an Executive in advance if it has reason to believe such response or testimony will directly relate to such Executive.

(f) Remedies. Nothing in this Section 8 is intended to limit any remedy of the Company (or any of its affiliated companies) under the California Uniform Trade Secrets Act (California Civil Code Section 3426), or otherwise available under law. Furthermore, each Executive covered by the Plan and the Company agrees that the covenants contained in this Section 8 are reasonable and enforceable under the circumstances, and further agrees that if in the opinion of any court of competent jurisdiction any such covenant is not enforceable in any respect, such court will have the right, power and authority to sever or modify any provision or provisions of such covenants as to the court appear unenforceable and to enforce the remainder of the covenants as so amended. Each Executive covered by the Plan shall also acknowledge and agree that the remedy at law available to the Company (or any of its affiliated companies) for breach of any of the Executive’s obligations under this Section 8 would be inadequate, and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms, so therefore such Executive acknowledges, consents and agrees that, in addition to any other rights and remedies that the Company (or any of its affiliated companies) may have at law, in equity or under the Plan (subject to the limitation set forth in Section 8(g) below), upon adequate proof of the Executive’s violation of any such provision of this Section 8, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage or posting of any bond. Notwithstanding the foregoing, nothing contained in the Plan shall limit an Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each, a “Government Agency”). Each Executive further understands that the terms of the Plan, including this Section 8, do not limit such Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. However, to the maximum extent permitted by law, each Executive agrees that if such a charge or complaint is made, he or she shall not be entitled to recover any individual monetary relief or other individual remedies. The Plan does not limit or prohibit an Executive’s right to receive an award for information provided to any Government Agency to the extent that such limitation or prohibition is a violation of law.

(g) No Deferral or Withholding by the Company. In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to an Executive pursuant to the Plan.

9. Successors.

(a) The rights and obligations of an Executive under the Plan are personal to that Executive and without the prior written consent of the Company, no such right shall be assignable by an Executive otherwise than by will or the laws of descent and distribution. The rights of Executive under the Plan shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) The Plan shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to administer the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in the Plan, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform the Plan by operation of law, or otherwise.

10. Section 409A. To the extent applicable, it is intended that the Plan and any payment made hereunder shall comply with, or be exempt from, the requirements of Section 409A of the Code, and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”). Any provision that would cause the Plan or any payment hereof to fail to satisfy Code Section 409A shall have no force or effect until amended to the minimum extent required to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

11. Administration and Claims.

(a) Administration. The “Administrator” shall be the Committee. The Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan, and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate under the Plan, the amount of benefits paid under the Plan, and the timing of payments under the Plan. For decisions made by the Administrator prior to the occurrence of a Change in Control, the Administrator’s decisions shall not be subject to review unless they are found to be unreasonable or not to have been made in good faith. Notwithstanding anything in the Plan to the contrary, after a Change in Control, neither the Administrator nor any other person shall have discretionary authority in the administration of the Plan, and decisions made by the Administrator or otherwise by the Company at or after the occurrence of a Change in Control shall be subject to de novo review. As used in this Section 11, “review” shall mean review as provided by applicable law. The Administrator may appoint one or more individuals and delegate such of its powers and duties as it deems desirable to any such individual(s), in which case every reference herein made to the Administrator shall be deemed to mean or include the appointed individual(s) as to matters within their jurisdiction.

(b) Claims Procedure. If an individual (“Claimant”) believes that he or she is entitled to a benefit under the Plan that is greater than the benefit about which the Claimant has received or received notice under the Plan, the Claimant may submit a written application to the Administrator or its delegate within 90 days of having not received or been denied such greater benefit. The Claimant will be notified of the approval or denial of this application within 30 days of the date that the Administrator (or its delegate) receives the application. If the claim is denied in whole or in part, the notification will state specific reasons for the denial, reference the provisions of the Plan on which the denial is based, and notify the Claimant of the right to initiate an arbitration proceeding in accordance with Section 11(c). The Claimant must exhaust the procedures set forth in this Section 11(b) before initiating an arbitration proceeding relating to a claim for benefits under the Plan in accordance with Section 11(c). Each Executive agrees as a condition of receiving benefits under the Plan that arbitration is the exclusive dispute resolution mechanism with respect to the Plan following a Claimant's exhaustion of the procedures described in this Section 11(b).

(c) Arbitration. Within one year following a Claimant's exhaustion of the procedures in Section 11(b), any remaining controversy relating to the Plan shall be settled by the Claimant and the Company solely pursuant to final and binding arbitration before a single arbitrator in accordance with the then current commercial arbitration rules of the American Arbitration Association and governed by California law except to the extent preempted by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Failure by the Claimant to initiate arbitration within the one-year time period set forth above shall prevent the Claimant from any pursuit of such claim by any means, whether through arbitration or otherwise, and the resolution of such claim upon the completion of the claims procedure set forth in Section 11(b) shall be final and binding on Claimant and any and all successors in interest. The arbitrator shall determine whether to affirm, modify or reverse the Administrator's (or its delegate's) denial of the appeal, which determination shall be made in good faith by the arbitrator. The arbitrator shall have no power to alter, add to, or subtract from any provision of the Plan. The arbitrator’s decision shall be final and binding on all parties, if warranted on the record and reasonably based on applicable law and the provisions of the Plan. Each party shall bear its own attorney’s fees, but the Company shall bear the costs and expenses of arbitration. The location of the arbitration shall be within 50 miles of the last place of employment with the Company of the Executive with respect to whose potential benefit under the Plan the claim is brought. Service of legal process should be directed to the General Counsel of Clorox as provided in Section 14(b) below. Process may also be served on the Corporate Secretary of Clorox in the same manner. Clorox’s employer identification number is 31-0595760. Clorox’s address and telephone number are: 1221 Broadway, Oakland, CA 94612, (510) 271-7000.

(d) Injunctive Relief. Notwithstanding the other provisions of this Section 11 or any other provision of the Plan to the contrary, no claim or controversy for injunctive or equitable relief contemplated by or allowed under applicable law pursuant to Section 8 of the Plan will be subject to arbitration under this Section 11, but will instead be subject to determination in a court of competent jurisdiction in the State of California, County of Alameda, which court shall apply California law without reference to the conflict of laws provisions thereof.

(e) Legal Fees. The Company shall reimburse all legal fees and expenses that an Executive may reasonably incur as a result of any contest by the Company, such Executive or others of the validity or enforceability of, or liability under, any provision of the Plan or any guarantee of performance thereof whether such contest is between the Company and such Executive or between either of them and any third party (including as a result of any contest by such Executive about the amount of any payment pursuant to the Plan), provided that reimbursement hereunder shall not apply if the applicable Executive does not prevail on at least one material claim (it being understood that to the extent the applicable Executive prevails on at least one material claim, all legal fees and expenses shall be reimbursed, regardless of whether associated with such claim).

12. Severability. If any one or more of the provisions contained in the Plan, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and all other applications thereof shall not in any way be affected or impaired thereby. The Plan shall be construed and enforced as if such invalid, illegal or unenforceable provision has never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the invalid, illegal or unenforceable provision or by its severance herefrom. In lieu of such invalid, illegal or unenforceable provisions there shall be added automatically as a part hereof a provision as similar in terms and economic effect to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

13. Certain Definitions.

(a) “Annual Base Salary” shall mean the monthly base salary in effect for an Executive immediately prior to the Date of Termination multiplied by 12. Any reduction of an Executive’s Annual Base Salary that provides a basis for an Executive to resign for Good Reason shall be disregarded for purposes of the Plan.

(b) “Cause” shall mean the occurrence of any one of the following:

(i) the willful and continued failure of the applicable Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or authorized representative of the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or

(ii) the willful engagement by the applicable Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act on the part of an Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or, other than with respect to the Chief Executive Officer, upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of an Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail. The Executive’s employment shall end on the date such resolutions are delivered to Executive or a later date specified in or established in accordance with such resolutions (which shall generally not be any later than the 30th day following the delivery of such resolutions). The delivery of such resolutions shall constitute “Notice of Termination for Cause”.

(c) “Date of Termination” shall mean (i) if the applicable Executive’s employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination for Cause or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Executive for Good Reason, the 30th day following receipt by the Company of the Notice of Termination for Good Reason if the Company fails to cure the problem during the 30-day cure period, (iii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination, and (iv) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

(d) “Disability” shall mean that the applicable Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is receiving income replacement benefits for a period of not less than three months under the Company’s accident and health plans by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(e) “Disability Effective Date” shall mean the 30th day after receipt of written notice by the Executive of the Company’s intent to terminate Executive’s employment on account of Disability; provided that Executive has not returned to full-time performance of Executive’s duties during such 30-day period.

(f) “Effective Date” shall mean the date on which the Plan became effective, as set forth above.

(g) “Good Reason” shall mean the occurrence of any of the following during the Severance Protection Period. An Executive’s employment may be terminated by the Executive for Good Reason provided the Executive delivers the written notice to the Company set forth in Section 3(c)(ii) and the Company fails to cure the issue within the time period set forth in such notice. For purposes of the Plan, “Good Reason” shall mean, with respect to an Executive:

(i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including offices and reporting requirements), authority, duties or responsibilities, as in effect immediately prior to the occurrence of the Change in Control or the Date of Termination, whichever is greater, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii) any failure by the Company to substantially comply with, or any reduction by the Company in, any of the material provisions of Executive’s compensation plans, programs, agreements or arrangements as in effect immediately prior to the Change in Control, including, without limitation, any material reduction in base salary, cash incentive compensation target bonus opportunity, equity compensation opportunity in the aggregate, or employee benefits and perquisites in the aggregate, other than an isolated, insubstantial and inadvertent failure or reduction not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii) the Company’s requiring the Executive to be based at any office or location other than that in effect immediately prior to the Change in Control or any office or location not requiring Executive’s commute to increase by more than 35 miles from his or her commute immediately prior to the Change in Control;

(iv) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by the Plan; or

(v) any material failure by the Company to comply with and satisfy Section 9(c) of the Plan.

(h) “Severance Protection Period” shall mean the period commencing on the day on which a Change in Control occurs and ending on the second anniversary following such date and shall be inclusive of both such dates. Such period shall also include the time prior to the occurrence of a Change in Control if the Company either terminates an Executive’s employment without Cause or acts in a manner that provides an Executive with the basis to resign for a Good Reason, but in either case only if (1) (i) such termination or other act is made at the request of a third party who has expressed an intent or taken action to cause a Change in Control to occur and (ii) a Change in Control in fact occurs on or before the first anniversary of the termination of the Executive’s employment that results in that third party being in control of the ownership of the Company’s securities or business or being a member of a group that acquires control of the ownership of the Company’s securities or business, or (2) such termination or other act occurs either (i) during the three-month period prior to the occurrence of a Change in Control or (ii) with respect to a negotiated transaction that results in a Change in Control, between the time of the signing of a definitive agreement with respect to such transaction and the closing of such transaction.

(i) “Target Bonus” means the annual bonus that an Executive would have received under the Company’s annual cash incentive bonus plan in which the Executive is participating for the fiscal year during which the Date of Termination occurs (or, if higher, for the fiscal year during which applicable Change in Control occurred, as in effect immediately prior to such Change in Control), if the target goals had been achieved.

14. Miscellaneous.

(a) The captions of the Plan are not part of the provisions hereof and shall have no force or effect. References to the masculine gender shall include the feminine gender and references to the feminine gender shall include the masculine gender.

(b) All notices or other communications required or permitted hereunder shall be made in writing. Notice shall be effective on the date of delivery if delivered by hand upon receipt or if delivered by use of the recipient’s Company e-mail address upon receipt, on the first business day following the date of dispatch if delivered utilizing next day service by a recognized next day courier to the applicable address set forth below, or if mailed, three business days after having been mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the applicable address set forth below.

If to an Executive:

To the residence address for the Executive last shown on the Company's payroll records.

If to the Company:

The Clorox Company
1221 Broadway
Oakland, California 94612
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

(c) The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan.

(d) The Company may withhold from any amounts payable under the Plan such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Plan may not be modified or amended in a manner adverse to the interests of an Executive except as provided in Section 1 above, or with respect to a given Executive, by an instrument in writing signed by the Executive consenting to such modification or amendment. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of the Plan that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

(f) The Plan shall terminate only in accordance with the terms of Section 1 above.

(g) Except as provided in Section 5 herein, the terms of the Plan are intended by the Company to be the final, complete and exclusive expression of its commitment regarding the provision of benefits to be paid by the Company to an Executive in connection with a certain types of termination of employment in connection with the occurrence of a Change in Control. Except as permitted under Section 5 herein, the terms of the Plan may not be contradicted by evidence of any prior or contemporaneous agreement and no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving the Plan. The Plan (and any other plan, program, contract, agreement, policy or other document either incorporated by reference or referred to herein) supersede any prior agreements or understandings, written or oral, between the Company and an Executive concerning any or all matters addressed by the Plan.

(h) All benefits under the Plan shall be paid by the Company. The benefits payable under the Plan are unfunded and shall be paid only from the general assets of the Company.

(i) In the event of any inconsistency between (i) the Plan and (ii) any other plan, program, practice or agreement in which an Executive participates or is a party, the Plan shall control.

END OF PLAN

EXHIBIT
GENERAL RELEASE

This document is an important one. You should review it carefully and, if you agree to it, sign at the end on the line indicated.

You have [__] [21] [45] days to sign this Release, during which time you are advised to consult with an attorney regarding its terms.

[After signing this Release, you have seven days to revoke it. Revocation should be made in writing and delivered so that it is received by the Corporate Secretary of The Clorox Company, 1221 Broadway, Oakland, CA 94612 no later than 4:30 p.m. Pacific time on the seventh day after signing this Release. If you do revoke this Release within that time frame, you will have no rights under it. This Release shall not become effective or enforceable until the seven day revocation period has expired.]

[The agreement for payment of consideration in paragraph 2 will not become effective until the seven day revocation period has passed.]

This GENERAL RELEASE is entered into between The Clorox Company (hereinafter referred to as "Employer") and _____________________ (hereinafter referred to as "Executive"). Defined terms used in this General Release not defined herein shall have the meaning set forth in the Severance Plan (as defined below). Employer and Executive agree as set forth herein, including as follows:

1. Executive's regular employment with Employer will terminate as of _________________, 20_. Executive is ineligible for reemployment or reinstatement with Employer.

2. Upon Executive's acceptance of the terms set forth herein, the Employer agrees to provide the Executive with compensation and benefits set forth in Section 4 of the Executive Change in Control Severance Plan (the “Severance Plan”), which compensation and benefits shall be provided subject to the terms and conditions of the Severance Plan, a copy of which is attached to this General Release.

3. (a) In consideration of the Employer providing Executive this compensation, Executive and Executive's heirs, assignees and agents agree to release the Employer, all affiliated companies, and each of their respective directors, officers, employees, owners, contractors, representatives and agents, and each of their respective successors and assigns (hereinafter referred to as "Releasees") fully and finally from any claims, liabilities, demands or causes of action which Executive may have or claim to have against the Releasees at present or in the future, except for the following: (i) claims for vested benefits under the terms of an employee compensation or benefit plan, program or arrangement sponsored by the Company, (ii) claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds, (iii) claims related to Executive’s COBRA rights, (iv) claims for indemnification to which Executive is or may become entitled, including but not limited to claims submitted to an insurance company providing the Company with directors and officers liability insurance, (v) claims for benefits to be provided in accordance with the Severance Plan and (vi) claims that may not be legally waived. The claims released may include, but are not limited to, any tax obligations as a result of the payment of consideration referred to in paragraph 2, and claims arising under federal, state or local laws prohibiting discrimination in employment, including the Age Discrimination in Employment Act (ADEA) or claims growing out of any legal restrictions on the Employer's right to terminate its employees. Claims of discrimination, wrongful termination, age discrimination, and any claims for benefits other than for vested benefits are hereby released.

(b) By signing this document, Executive agrees not to file a lawsuit to assert such claims. Executive also agrees that if Executive breaches this provision, Executive will be liable for all costs and attorneys' fees incurred by any Releasee resulting from such action and shall pay all expenses incurred by a Releasee in defending any proceeding pursuant to this Section 3(b) as they are incurred by the Releasee in advance of the final disposition of such proceedings, together with any tax liability incurred by the Releasee in connection with the receipt of such amounts; provided, however, that the payment of such expenses incurred in advance of the final disposition of such proceeding shall be made only upon delivery to the Executive of an undertaking, by or on behalf of the Releasee, to repay all amounts so advanced to the extent the arbitrator in such proceeding affirmatively determines that the Executive is the prevailing party, taking into account all claims made by any party to such proceeding.

4. By signing this document, Executive is also expressly waiving the provisions of California Civil Code section 1542, which provides as follows:

"A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that if known by him or her, would have materially affected his or her settlement with the debtor or released party."

By signing this document, Executive agrees and understands that Executive is releasing unknown as well as known claims related to Executive's employment in exchange for the compensation set forth above.

5. Executive agrees to maintain in complete confidence the terms of this Release, except as it may be necessary to comply with a legally compelled request for information. It is agreed since confidentiality of this Release is of the essence, damages for violation being impossible to assess with precision, that $10,000 is a fair estimate of the damage caused by each disclosure and is agreed to as the measure of damages for each violation.

6. Subject to Section 6 of the Severance Plan, Executive agrees to comply with the Post Termination Obligations set forth in Section 8 of the Severance Plan, a copy of which is attached to this General Release, including Executive’s obligations regarding (i) the use of Proprietary Information, (ii) non-solicitation and non-raiding, (iii) contacts with the press, (iv) non-disparagement and (v) remedies.

7. Executive's execution of this General Release and the absence of an effective revocation of such General Release by Executive shall constitute Executive's resignation from all offices, directorships and other positions then held with the Employer or any of its affiliates, and any other position held for the benefit of or at the request of the Employer or any of its affiliates, and Executive hereby agrees that this General Release constitutes such resignation. Executive also agrees to execute a confirmatory letter of resignation if requested.

8. Executive hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by the Executive in the course of or incident to his or her employment, belong to the Employer and shall, if physically returnable, be promptly returned to the Employer upon termination of his or her employment. "Personal property" includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, computer media or materials, or copies thereof, and Proprietary Information. Following termination, Executive will not retain any written or other tangible material containing any Proprietary Information (as defined in the Severance Plan).

9. Nothing in this General Release is intended to limit any remedy of the Employer under the California Uniform Trade Secrets Act (California Civil Code Section 3426), or otherwise available under law. In addition, and notwithstanding any other provision in this General Release to the contrary, nothing contained in the Plan shall limit Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each a “Government Agency”). Executive further understands that this General Release does not limit such Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. However, to the maximum extent permitted by law, each Executive agrees that if such a charge or complaint is made, he or she shall not be entitled to recover any individual monetary relief or other individual remedies. This General Release does not limit or prohibit Executive’s right to receive an award for information provided to any Government Agency to the extent that such limitation or prohibition is a violation of law.

10. The provisions of this General Release are severable and in the event that a court of competent jurisdiction determines that any provision of this General Release is in violation of any law or public policy, in whole or in part, only the portions of this General Release that violate such law or public policy shall be stricken. All portions of this General Release that do not violate any statute or public policy shall not be affected thereby and shall continue in full force and effect. Further, any court order striking any portion of this General Release shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intent of Employer and Executive under this General Release.

11. Agreeing to this Release shall not be deemed or construed by either party as an admission of liability or wrongdoing by either party.

12. This Release, the Severance Plan and the plans of The Clorox Company referred to in the Severance Plan set forth the entire agreement between Executive and Employer. This Release is not subject to modification except in writing executed by both of the parties. The Clorox Company plan documents of plans referred to in the Severance Plans may be amended in accordance with the provisions of those plans.

Executive acknowledges by signing below that Executive has not relied upon any representations, written or oral, not set forth in this Release.

THE CLOROX COMPANY	EXECUTIVE
Signature:	Signature:
Name:	Name:
Title:	Date:
Date: